Exhibit 99.1

SYSTEMAX REPORTS THIRD QUARTER RESULTS

-- Net sales increased 7.6% to a record $739 million, led by Technology Products
-- Company ramps up 18 new retail locations year-to-date --

PORT WASHINGTON, NY, November 5, 2008 – Systemax Inc. (NYSE:SYX) today announced financial results for the third quarter and nine months ended September 30, 2008.

Net sales for the third quarter increased 7.6% to a record $739 million compared to $687 million in the third quarter of 2007. Gross margin for the third quarter was 15.8%, down from 16.1% in the third quarter of 2007. Operating income fell 28.0% to $18.6 million compared to $25.8 million in the third quarter of 2007. Operating margin declined year-over-year to 2.5% from 3.8%.  Third quarter 2008 net income declined 36.1% to $11.3 million, or $0.30 per diluted share, compared to $17.6 million, or $0.47 per diluted share, in the same period last year. Net income and earnings per share were impacted by an increase in our operating expenses, primarily attributable to the operation of 18 new retail stores in 2008.

Net sales for the nine-month period ended September 30, 2008 increased 10.4% to $2.2 billion compared to $2.0 billion in the same period of 2007. Gross margin for the first three quarters of 2008 was 15.6% compared to 15.3% in the comparable 2007 period, an increase of 30 basis points. Operating income was $67.2 million, relatively flat compared to $67.4 million in the year ago period. Operating margin decreased to 3.0% from 3.4% last year.  Net income decreased to $42.9 million, or $1.14 per diluted share, compared to $45.3 million, or $1.20 per diluted share, last year.

Richard Leeds, Chairman and Chief Executive Officer, said, “The Company delivered solid financial results despite further deterioration in consumer spending and more specifically in IT spending. Our ability to grow third quarter top line revenue by 7.6 percent in this challenging environment is a testament to the strength of our brands, retail footprint, industry leading e-Commerce sites and geographic exposure. We continue to make investments in our operations to ensure that we maintain our market position while further positioning the Company to maximize profitability when the economy normalizes. This includes adding 18 new stores this year, most under the CompUSA brand, as well as making continuous investments to enhance our e-Commerce sites. With an expanded retail presence now established we will have higher fixed costs, but we are in an excellent position to generate leverage on that base as the new stores build scale.”

Commenting on other operations, Mr. Leeds said, “Our industrial business continues to perform well and has benefited from significant growth in online sales, which can be partially attributed to a successful Web based advertising campaign designed to drive targeted customers to the site.  Meanwhile, in the fourth quarter the Company has begun to reorganize and refocus our Hosted Software division.

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products segment, noted, “The Technology Products Group performed better than the overall industry in the third quarter as our North American and European operations continue to benefit from ongoing enhancements to our online and in-store operations. We are introducing our Retail 2.0 system in our flagship CompUSA Dadeland store in Florida and expect to implement it in all of our stores over the next eight months. Retail 2.0 enhances the customer experience by marrying what they love best about researching our products online with the opportunity to see our products and talk to knowledgeable staff in the store environment.  While we can not predict what will happen to consumer and IT spending in the coming months, we are optimistic about our market position and the opportunities we have created for long-term growth.”

Working capital as of September 30, 2008 was $247.4 million, including cash and cash equivalents of $73.4 million. Additionally, the Company has an undrawn credit facility of $120 million giving the Company total cash and available liquidity of over $190 million. Cash flow from operations for the first nine months of 2008 was approximately $31.3 million.  Inventories increased 10.3% to $276.0 million, as compared to $250.2 million at December 31, 2007. Sequentially inventories were down 5% from the second quarter of 2008.  Capital expenditures for the first nine months of 2008 aggregated $13.2 million, which included $2.1 million for CompUSA. The Company’s effective tax rate was 39.5% in the third quarter, up from 34.5% last year principally the result of higher taxable income in the United Kingdom in 2008.

As a part of the two million share stock buyback program announced in May, the Company purchased 228,401 shares for approximately $3.4 million or an average price $15.04 per share during the third quarter.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its third quarter results today Wednesday, November 5, 2008 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-741-4248 (U.S. callers) or 719-325-4818 (Int’l callers) and reference passcode 7004240 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Wednesday, November 12, 2008. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 7004240. The webcast will also be archived on www.systemax.com for 30 days.

About Systemax Inc.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial. It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR CONTACTS:
Denise Roche / Joe Kessler
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com; kessler@braincomm.com

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended September 30*,		Nine Months Ended September 30*,
	2008	2007	2008	2007
Net sales	$739,479	$687,317	$2,220,251	$2,010,541
Cost of sales	623,010	576,664	1,873,054	1,703,896
Gross profit	116,469	110,653	347,197	306,645
Gross margin	15.8%	16.1%	15.6%	15.3%
Selling, general and administrative expenses	97,887	84,847	280,026	239,233
Operating income	18,582	25,806	67,171	67,412
Operating margin	2.5%	3.8%	3.0%	3.4%
Interest and other (income) expense, net	(58)	(1,113)	(1,245)	(2,811)
Income before income taxes	18,640	26,919	68,416	70,223
Provision for income taxes	7,367	9,275	25,541	24,922
Effective tax rate	39.5%	34.5%	37.3%	35.5%
Net income	$11,273	$17,644	$42,875	$45,301
Net margin	1.5%	2.6%	1.9%	2.3%

Net income per common share:
Basic	$.31	$.49	$1.18	$1.26
Diluted	$.30	$.47	$1.14	$1.20

Weighted average common and common equivalent shares:
Basic	36,579	36,055	36,472	35,928
Diluted	37,524	37,734	37,483	37,667

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	September 30*, December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$73,373	$128,021
Accounts receivable, net	207,446	206,940
Inventories	275,974	250,222
Prepaid expenses and other current assets	26,787	23,815
Total current assets	583,580	608,998
Property, plant and equipment, net	52,134	47,580
Goodwill, intangibles and other assets	45,588	19,802
Total assets	$681,302	$676,380

Current liabilities:
Short-term debt	$520	$4,302
Accounts payable and accrued expenses	335,621	330,343
Total current liabilities	336,141	334,645
Long-term debt	501	254
Other liabilities	5,688	5,646
Shareholders’ equity	338,972	335,835
Total liabilities and shareholders’ equity	$681,302	$676,380

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal nine month period and quarter ended on September 27, 2008. The third quarters of both 2008 and 2007 included 13 weeks and the nine month periods both included 39 weeks.

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